Filed Pursuant To Rule 433

Registration No. 333-275079

March 1, 2024

Twitter/X:

Live Address: https://twitter.com/Sonnenshein/status/1763607168320729284

Text:

Today's bell ringing ceremony has been 10 years in the making -- thank you to our investors, our partners, and to the crypto community. This is only the beginning for the @Grayscale team.

For details and disclosures, visit: http://etfs.grayscale.com/gbtc

G
B
T
C
GRAYSCALE
Invest
Crypto investing begins here
GBTC LISTED NYSE ARCA
Grayscale Bitcoin Trust ETF
GBTC LISTED NYSE

LinkedIn:

Live Address: https://www.linkedin.com/posts/michaelsonnenshein_todays-bell-ringing-ceremony-has-been-10-activity-7169403010131963905-QfLB

Text:

Today's bell ringing ceremony has been 10 years in the making -- thank you to our investors, our partners, and to the crypto community. This is only the beginning for the Grayscale Investments team.

For details and disclosures, visit: https://lnkd.in/e42swKWR

Now boarding: Investors in the world’s largest Bitcoin f

Grayscale Bitcoin Trust (BTC) (the “Trust”) has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Trust has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Trust or any authorized participant will arrange to send you the prospectus (when available) if you request it by calling (833) 903 - 2211 or by contacting Foreside Fund Services, LLC, Three Canal Plaza, Suite 100, Portland, Maine 04101.